Exhibit 3.10

OPERATING AGREEMENT
OF
CARROLS LLC

LIMITED LIABILITY COMPANY AGREEMENT of CARROLS LLC (the “Company”), dated as of May 28, 2008, by Carrols Corporation (the “Member”).
The Member hereby avers as follows:
1.    General Provisions.
1.1  Formation. The Company's Certificate of Formation, dated May 13, 2008, a copy of which is attached hereto as Exhibit A, has been filed with the Secretary of State of Delaware and is hereby ratified by the Member.
1.2  Name; Purpose. The name of the limited liability company formed hereby is “CARROLS LLC”. The purposes for which the Company is formed are to engage in any lawful act or activities for which limited liability companies may be formed under the Delaware Limited Liability Company Act (the “Act”), and to do any and all things necessary, convenient or incidental to the achievement of the foregoing.
1.3  Principal Office. The principal office of the Company shall be 968 James Street, Syracuse, New York 13203, or such other location as the Member may from time to time designate.
1.4 Registered Agent for Service of Process. The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, shall act as the Company's registered agent for the purpose of accepting service of process within the State of Delaware.
2.    Capital Contributions; Membership Interests.
2.1  Initial Capital Contributions; Membership Interests. The Member has made an initial contribution to the capital of the Company of $100.00 and shall possess one hundred percent (100%) of the interests in the Company (the “Membership Interest”).
2.2  No Interest. The Member shall not receive any interest on its capital contributions to the Company.

3.    Income, Gains and Losses.
All net income, gains and losses, as set forth on the books of account of the Company, shall be allocated to the Member.

4.    Distributions.
Distributions of cash or other assets of the Company (other than pursuant to Section 9.2) shall be made at the time or times determined by the Member.
5.    Member Not Liable for Company Losses.
Except as expressly provided under the Act, the Member shall have no personal liability for the losses, debts, claims, expenses or encumbrances of or against the Company or its property.
6.    Management.
6.1  Management. The day-to-day business, operations and affairs of the Company shall be managed and all its powers and authority shall be exercised by the Member. The Member shall have the power and authority to delegate authority to any number of qualified individuals or entities, who/which shall have such titles and powers as may be determined by the Member in its sole discretion, and shall act as Managers of the Company and shall have and may exercise on behalf of the Company all powers and rights of necessary, proper, convenient or advisable to effectuate and carry out the purposes, business and objectives of the Company. Any such delegation may be rescinded at the sole discretion of the Member.
6.2  Other Activities of the Member. The Member shall be entitled to engage in and/or possess any interest in other businesses and investment ventures or transactions, of any nature or description, independently or with others, whether existing as of the date hereof or hereafter coming into existence or directly competitive with the business of the Company.
7.    Transfers of Membership Interests.
The Member may transfer the whole or any part of its Membership Interests at its sole discretion at any time.
8.    Substituted Member.
8.1  Substitutions.  The Member shall have the right to substitute a purchaser, assignee, transferee, donee, heir, legatee, distributee or other recipient of its Membership Interest in its place. Any such purchaser, assignee, transferee, donee, heir, legatee, distributee or other recipient of its Membership Interest (whether voluntary or by operation of law) shall be admitted to the Company as a substituted Member.
8.2  Requirements of Substitutions.  Each substituted Member, as a condition to its admission as a Member, shall execute and acknowledge such instruments, in form and substance satisfactory to the Member as the Member deems necessary or desirable to effectuate such admission and to confirm the agreement of the substituted Member to be bound by all the terms and provisions of this Agreement.

9.    Term; Dissolution; Liquidation.

9.1  Term; Dissolution Prior to Expiration of Term. The term of the Company was commenced on the date that the Certificate of Formation was filed with the Secretary of State of Delaware and shall continue in full force and effect until terminated in accordance with the provisions of this Agreement. The Company shall terminate and dissolve upon the consent of the Member.

9.2  Liquidation and Distribution of Assets. Upon dissolution of the Company, the Member shall proceed to sell or liquidate the assets of the Company within a reasonable time and, after paying or making provision for all liabilities to creditors of the Company, shall distribute the Company's cash and other assets to the Member.
9.3  Termination. The Company shall terminate when (i) the Certificate of Formation has been cancelled and (ii) all property owned by the Company has been disposed of and the assets, after payment of or provision for all liabilities to the Company's creditors, have been distributed to the Member as provided in Section 9.2.
10.    Books and Records.
10.1  Fiscal Year. The Company's fiscal year shall be determined by the Member.
10.2  Books of Account. Complete and accurate books of account shall be kept by the Company at the principal office of the Company or at such other office as the Member may designate.

11.    Exculpation; Indemnification and Expenses.
11.1  Exculpation. The Member shall not be liable to the Company for any act or omission in connection with the business of the Company, except for acts or omissions involving bad faith, gross negligence, intentional misconduct or knowing violation of the law.
11.2  Indemnification and Expenses. The Company shall indemnify the Member, and shall advance expenses to the Member, to the fullest extent provided in the Act.
12.    Other Actions.
The Member shall execute and deliver such additional documents and instruments, and shall perform such additional acts, as may be necessary or appropriate to carry out the terms of this Agreement.

13.    Miscellaneous.
13.1  Entire Agreement; Amendment. This Agreement, together with the Company's Certificate of Formation, contains a complete statement of the arrangements by the Member with respect to the Company, and supersedes all prior agreements and understandings with respect to the Company. This Agreement may be amended only by a writing signed by the Member.
13.2  Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to the conflict of laws rules applied in the State of Delaware.
13.3  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Member and its legal representatives, successors and permitted assigns.
13.4  Severability.  If any provision of this Agreement or application thereof to any person or circumstances is held invalid, such invalidity shall not affect any other provisions or applications of this Agreement that can be given effect without the invalid provision or application.
13.5  Headings.  Headings are supplied in this Agreement for the purpose of convenient reference and do not constitute part of this Agreement.
13.6  Interpretation.  As used in this Agreement, (a) words used herein regardless of the gender specifically used shall be deemed and construed to include any other gender, masculine, feminine or neuter, as the context shall require, (b) all terms defined in the singular shall have the same meanings when used in the plural and vice versa, and (c) words denoting natural persons shall include corporations, partnerships and other entities and vice versa, unless the context otherwise requires.
13.7 No Reliance by Third Parties. The provisions of this Agreement are not for the benefit of any creditor or other individual, partnership, corporation, limited liability company, unincorporated organization or association, trust or any other entity, other than the Member, to whom any losses, debts, claims, expenses or encumbrances are owed by, or who otherwise has any claim against, the Company or the Member.
13.8 Confidentiality. All matters concerning the Company shall be maintained in the strictest of confidence.

IN WITNESS WHEREOF, the Member, intending to be legally bound hereby, has executed this Agreement as of the date first above written.

CARROLS CORPORATION

By: /s/ William E. Myers
Name: William E. Myers, Vice President
Member

EXHIBIT A

State of Delaware Secretary of State Division of Corporations Delivered 05:25 PM 05/13/2008 FILED 05:25 PM 05/13/2008 SRV 080542171 - 4547682 FILE

CERTIFICATE OF FORMATION

OF

CARROLS LLC

1. The name of the limited liability company is CARROLS LLC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Carrols LLC this 13th day of May, 2008.

/s/ William E. Myers
William E. Myers
Authorized Person

CARROLS CORPORATION

CONSENT TO USE OF NAME

Carrols Corporation, a corporation organized under the laws of the State of Delaware, hereby consents to the (organization) (qualification) of Carrols LLC in the State of Delaware.

IN WITNESS WHEREOF, the said Carrols Corporation has caused this consent to be executed by its Vice President this 14th day of May, 2008.

Carrols Corporation

By: /s/ William E. Myers
Name: William E. Myers
Title: Vice President